As filed with the Securities and Exchange Commission on July 31, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	61-1512186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479
(Address of principal executive offices) (Zip Code)

Third Amended and Restated CVR Energy, Inc. 2007 Long-Term Incentive Plan
(Full title of the plan)

Melissa M. Buhrig
Executive Vice President, General Counsel & Secretary
CVR Energy, Inc.
2277 Plaza Drive, Suite 500, Sugar Land, Texas
(281) 207-3200
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Louis Rambo, Esq.
Proskauer Rose LLP
1001 Pennsylvania Avenue NW, Suite East 600
Washington, D.C. 20004
(202) 416-6800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by CVR Energy, Inc., a Delaware corporation (the “Company” or the “Registrant”) pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 2,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued under the Company’s Third Amended and Restated CVR Energy, Inc. 2007 Long-Term Incentive Plan (the “Plan”). The increase in the number of shares of Common Stock authorized for issuance under the Plan was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on June 5, 2025. The information contained in the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 22, 2008 (File No. 333-148783) is incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents or designated portions thereof are incorporated herein by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025 (including the portions of the Company’s Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Stockholders filed with the SEC on April 22, 2025, incorporated by reference therein);
(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 29, 2025, and for the quarterly period ended June 30, 2025, filed with the SEC on July 31, 2025;
(c) The Company’s Current Reports on Form 8-K filed with the SEC on April 4, 2025, and June 6, 2025; and
(d) The     description of the Registrant’s Common Stock contained in registration statement on Form 8-A, filed with the SEC on May 22, 2007, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report filed with the SEC for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
The Registrant hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).
Item 6. Indemnification of Directors and Officers.
The Registrant is organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

As permitted by the DGCL, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:
•for any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under section 174 of the DGCL regarding unlawful dividends and stock purchases; or
•for any transaction for which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s bylaws provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and
•the rights conferred in the bylaws are not exclusive.

The Registrant’s board of directors has approved a form of indemnification agreement for its directors and officers and expects that each of its current and future directors will enter into substantially similar indemnification agreements with the Registrant to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and to provide additional procedural protections.

The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and any indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act of 1933 as amended (the “Securities Act”).

The Registrant and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of CVR Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 15, 2018).
4.2	Second Amended and Restated Bylaws of CVR Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 15, 2018).
5.1*	Opinion of Proskauer Rose LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Third Amended and Restated CVR Energy, Inc. 2007 Long-Term Incentive Plan, effective April 21, 2025 (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on April 22, 2025).
107*	Filing Fee Table.

*  Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sugar Land, State of Texas, on the 31st day of July, 2025.
CVR ENERGY, INC.
By: /s/ David L. Lamp
David L. Lamp
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of David L. Lamp and Dane J. Neumann, or any one of them, as the undersigned’s true and lawful attorneys- in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David L. Lamp	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 31, 2025
David L. Lamp

/s/ Dane J. Neumann	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	July 31, 2025
Dane J. Neumann

/s/ Jeffrey D. Conaway	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	July 31, 2025
Jeffrey D. Conaway

/s/ Robert E. Flint	Chairman of the Board of Directors	July 31, 2025
Robert E. Flint

/s/ Dustin DeMaria	Director	July 31, 2025
Dustin DeMaria

/s/ Jaffrey A. Firestone	Director	July 31, 2025
Jaffrey A. Firestone

/s/ Colin Kwak	Director	July 31, 2025
Colin Kwak

/s/ Stephen Mongillo	Director	July 31, 2025
Stephen Mongillo

/s/ Mark J. Smith	Director	July 31, 2025
Mark J. Smith

/s/ Julia Heidenreich Voliva	Director	July 31, 2025
Julia Heidenreich Voliva